EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contacts: Raymond A. Low Chief Financial Officer (510) 683-5900 Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc. Announces Second Quarter 2013 Financial Results

•	Q2 FY 2013 Net Revenues: $23.8 million

•	Q2 FY 2013 GAAP Net Loss: $(2.0) million; $(0.06) per share

FREMONT, Calif., July 31, 2013 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Results
Revenue for the second quarter of 2013 was $23.8 million compared with $22.4 million in the first quarter of 2013. Total gallium arsenide (GaAs) substrate revenue was $10.6 million for the second quarter of 2013, compared with $11.7 million in the first quarter of 2013. Indium phosphide (InP) substrate revenue was $2.0 million for the second quarter of 2013, compared with $1.8 million in the first quarter of 2013.  Germanium (Ge) substrate revenue was $5.3 million for the second quarter of 2013, up 110% compared with $2.6 million in the first quarter of 2013.   Raw materials sales were $5.8 million for the second quarter of 2013, compared with $6.3 million in the first quarter of 2013.

Gross margin was 12.9 percent of revenue for the second quarter of 2013. By comparison, gross margin in the first quarter of 2013 was 15.6 percent of revenue.

Operating expenses were $5.2 million in the second quarter of 2013, compared with $4.7 million in the first quarter of 2013.

Loss from operations for the second quarter of 2013 was $2.2 million compared with loss from operations of $1.3 million in the first quarter of 2013.

There was a positive swing of approximately $1.4 million from last quarter’s net interest and other expense of $512,000 to this quarter’s net interest and other income of $902,000, which was mainly attributable to an $811,000 gain on a minority investment in a privately-held company, $289,000 less foreign exchange loss, $189,000 more equity earnings of unconsolidated joint ventures, and $86,000 less withholding tax in China on dividends declared by our consolidated joint ventures.

AXT, Inc. Announces Second Quarter 2013 Results
July 31, 2013

Net loss in the second quarter of 2013 was $2.0 million or $0.06 per diluted share compared with net loss of $2.4 million or $0.08 per diluted share in the first quarter of 2013.

Management Qualitative Comments
“Our results for the second quarter came in within our guidance range, with revenue improving modestly from the prior quarter,” said Morris Young, chief executive officer. “We continued to see an evolution of our business as our revenues further diversified across our substrate product portfolio.  While the wireless market remains soft, germanium substrates showed strong growth in the second quarter.  Germanium substrates are gaining momentum with increasing demand from CPV terrestrial solar applications.  As we continue to work through challenges in the gallium arsenide substrate side of our business, it is encouraging to see growth in other areas in which we have invested over the past two years.  We continue to manage our expenses carefully and plan our business conservatively in order to weather the near-term environment and position ourselves for success as the market improves.”

Conference Call
The company will also host a conference call to discuss these results on July 31, 2013 at 1:30 p.m. PDT. The conference call can be accessed at (719) 325-2308 (passcode 8763822). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 8763822) until Aug 7, 2013. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Announces Second Quarter 2013 Results
July 31, 2013

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding momentum in the demand for germanium substrates.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Announces Second Quarter 2013 Results
July 31, 2013

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$23,831	$25,153	$46,211	$48,639
Cost of revenue	20,746	17,645	39,642	32,937
Gross profit	3,085	7,508	6,569	15,702

Operating expenses:
Selling, general and administrative	4,207	3,974	8,132	7,759
Research and development	1,039	914	1,861	1,749
Total operating expenses	5,246	4,888	9,993	9,508
Income (loss) from operations	(2,161)	2,620	(3,424)	6,194
Interest income, net	50	62	81	150
Equity in earnings of unconsolidated joint ventures	471	284	753	438
Other income (expense), net	381	(127)	(444)	(616)

Income (loss) before provision for income taxes	(1,259)	2,839	(3,034)	6,166
Provision for income taxes	(342)	(412)	(526)	(787)
Net income (loss)	(1,601)	2,427	(3,560)	5,379

Less: Net income attributable to noncontrolling interest	(434)	(1,128)	(875)	(2,445)
Net income (loss) attributable to AXT, Inc.	$(2,035)	$1,299	$(4,435)	$2,934

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$(0.06)	$0.04	$(0.14)	$0.09
Diluted	$(0.06)	$0.04	$(0.14)	$0.09

Weighted average number of common shares outstanding:
Basic	32,382	32,138	32,340	32,086
Diluted	32,382	32,944	32,340	32,981

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AXT, Inc. Announces Second Quarter 2013 Results
July 31, 2013

AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2013	December 31,2012
Assets:
Current assets
Cash and cash equivalents	$21,959	$30,634
Short-term investments	6,581	10,270
Accounts receivable, net	20,091	17,912
Inventories	36,836	40,352
Related party notes receivable - current	2,502	2,036
Prepaid expenses and other current assets	7,022	5,268
Total current assets	94,991	106,472

Long-term investments	16,886	9,191
Property, plant and equipment, net	37,301	37,235
Related party notes receivable - long-term	-	416
Other assets	14,352	14,275

Total assets	$163,530	$167,589

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$5,375	$5,894
Accrued liabilities	9,136	7,202
Total current liabilities	14,511	13,096

Long-term portion of royalty payments	2,925	3,325
Other long-term liabilities	157	254
Total liabilities	17,593	16,675

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	32	32
Additional paid-in capital	193,720	193,063
Accumulated deficit	(63,482)	(59,047)
Accumulated other comprehensive income	6,650	6,033
Total AXT, Inc. stockholders' equity	140,452	143,613

Noncontrolling interest	5,485	7,301
Total stockholders' equity	145,937	150,914

Total liabilities and stockholders' equity	$163,530	$167,589